SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           _____________________

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)


                          Apropos Technology, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)


                  Common Stock, Par Value $0.01 Per Share
-------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 038334108
-------------------------------------------------------------------------------
                               (CUSIP Number)


                              Tim R. Sensenig
                            New Meadows Capital
                        18809 Cox Avenue, Suite 250
                             Saratoga, CA 95070
                                408-374-1200
-------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  Copy to:

                            Kenton J. King, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                           525 University Avenue
                        Palo Alto, California 94301
                                650-470-4500


                              January 7, 2002
-------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box .

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1 of 9 Pages



                                SCHEDULE 13D

CUSIP No.  038334108                                         Page 2 of 9 Pages
-------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Robert L. Batdorf
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [ X ]
                                                                     (b) [   ]
-------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (See Instructions)

         PF
-------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e) [   ]

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
        NUMBER OF          7.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY        -----------------------------------------------------
        OWNED BY           8.    SHARED VOTING POWER
          EACH                   464,480
        REPORTING         -----------------------------------------------------
         PERSON            9.    SOLE DISPOSITIVE POWER
          WITH                   97,200
                          -----------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         464,480
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                                [  ]

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         (Rounded to the nearest tenth)

         2.8%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------
                                SCHEDULE 13D





                                SCHEDULE 13D

CUSIP No.  038334108                                         Page 3 of 9 Pages
-------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Tim R. Sensenig
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (A) [ X ]
                                                                     (B) [   ]
-------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (See Instructions)

         PF
-------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e) [   ]

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
        NUMBER OF          7.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY        -----------------------------------------------------
        OWNED BY           8.    SHARED VOTING POWER
          EACH                   464,480
        REPORTING         -----------------------------------------------------
         PERSON            9.    SOLE DISPOSITIVE POWER
          WITH                   117,200
                          -----------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         464,480
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)    [   ]

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         (Rounded to the nearest tenth)
         2.8%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------
                                SCHEDULE 13D





                                SCHEDULE 13D

CUSIP No.  038334108                                         Page 4 of 9 Pages
-------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Robert E. Cawthorn
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (A) [ X ]
                                                                     (B) [   ]
-------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (See Instructions)

         PF
-------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e) [   ]

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
-------------------------------------------------------------------------------
        NUMBER OF          7.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY        -----------------------------------------------------
        OWNED BY           8.    SHARED VOTING POWER
          EACH                   464,480
        REPORTING         -----------------------------------------------------
         PERSON            9.    SOLE DISPOSITIVE POWER
          WITH                   183,280
                          -----------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         464,480
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                            [   ]

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         (Rounded to the nearest tenth)
         2.8%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------
                                SCHEDULE 13D





                                SCHEDULE 13D

CUSIP No.  038334108                                         Page 5 of 9 Pages
-------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Robert T. Vasan
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (A) [ X ]
                                                                     (B) [   ]
-------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (See Instructions)

         PF
-------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e)                                              [   ]

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
        NUMBER OF          7.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY        -----------------------------------------------------
        OWNED BY           8.    SHARED VOTING POWER
          EACH                   464,480
        REPORTING         -----------------------------------------------------
         PERSON            9.    SOLE DISPOSITIVE POWER
          WITH                   66,800
                          -----------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         464,480
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                            [   ]

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         (Rounded to the nearest tenth)
         2.8%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------
                                SCHEDULE 13D






                                SCHEDULE 13D

CUSIP No.  038334108                                         Page 6 of 9 Pages
-------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         David Cairns
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (A) [ X ]
                                                                     (B) [   ]
-------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (See Instructions)

         PF
-------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e) [   ]

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         England
-------------------------------------------------------------------------------
        NUMBER OF          7.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY        -----------------------------------------------------
        OWNED BY           8.    SHARED VOTING POWER
          EACH                   464,480
        REPORTING         -----------------------------------------------------
         PERSON            9.    SOLE DISPOSITIVE POWER
          WITH                   0
                          -----------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         464,480
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                            [   ]

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         (Rounded to the nearest tenth)
         2.8%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------
                                SCHEDULE 13D






Item 1.  Security and Issuer.

         This Amendment No. 1 amends the Statement on Schedule 13D (this "Schedule 13D" or this "Statement") filed with the Securities and Exchange Commission. The Statement relates to the Common Stock (the "Common Stock" or "Shares") of Apropos Technology, Inc., an Illinois Corporation (the "Company"). This Amendment No. 1 is being filed to report that the holdings of the Reporting Persons have fallen below 5% of the outstanding shares of Common Stock.


Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Statement is hereby amended by deleting the Reporting Persons prior Item 5 Statements and replacing them with the following:

         (a) As of the date of the filing of this Statement, the Reporting Persons hold, in the aggregate, 464,480 Shares, which represent approximately 2.8% of the outstanding class of securities.

         (b) The information contained in table form in Rows 7 through 13 on each of pages 2 through 7 hereof which relate to beneficial ownership, voting and disposition of shares is hereby incorporated by reference.

         (c) See Exhibit 3, which is hereby incorporated by reference.

         (d) Inapplicable

         (e) On January 7, 2002, the Reporting Persons ceased to hold more than five percent of the outstanding class of securities.


Item 7.  Material to be Filed as Exhibits.

The following document is incorporated by reference herein.

(3) Table showing Transactions in Shares effected by Reporting Persons During 60 Days Prior to the date of filing of this Amendment No. 1.






                                 SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         January 25, 2001
                                         ----------------
                                              (Date)

                                    /s/ Robert L. Batdorf
                                    ---------------------------
                                           (Signature)

                                        Robert L. Batdorf
                                        -----------------
                                           (Name/Title)
                           ----------------------------------------------

                                         January 25, 2001
                                         ----------------
                                              (Date)

                                    /s/ Tim R. Sensenig
                                    ---------------------------
                                           (Signature)

                                         Tim R. Sensenig
                                         ---------------
                                           (Name/Title)
                           ----------------------------------------------

                                         January 25, 2001
                                         ----------------
                                              (Date)
                                    /s/ Robert E. Cawthorn
                                    ---------------------------
                                           (Signature)

                                         Robert E. Cawthorn
                                         ------------------
                                           (Name/Title)
                           ----------------------------------------------

                                         January 25, 2001
                                         ----------------
                                              (Date)
                                    /s/ Robert T. Vasan
                                    ---------------------------
                                           (Signature)

                                         Robert T. Vasan
                                         ---------------
                                           (Name/Title)
                           ----------------------------------------------

                                         January 25, 2001
                                         ----------------
                                              (Date)

                                    /s/ David Cairns
                                    ---------------------------
                                           (Signature)

                                           David Cairns
                                           ------------
                                           (Name/Title)
                          ----------------------------------------------




EXHIBIT 3


                            Transactions in Shares effected by Reporting Persons
                          During 60 Days Prior to the Date of this Amendment No. 1

|--------------------------|-------------------------|--------------------|--------------|---------------|
|Name                      | Nature of Transaction*  | Date of Transaction|    Number of |   Price per   |
|                          |                         |    (Trade Date)    |     Shares   |     Share     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|Robert Batdorf            |                         |                    |              |               |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/14/02      |     52,100   |      2.77     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|Tim R. Sensenig           |                         |                    |              |               |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/17/02      |     23,000   |      2.67     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/16/02      |      5,000   |      2.71     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/15/02      |      9,100   |      2.83     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/10/02      |     17,500   |      2.53     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/09/02      |     10,600   |      2.58     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/08/02      |     15,000   |      2.51     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/07/02      |     10,000   |      2.54     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/02/02      |     10,000   |      2.36     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      12/11/01      |     10,000   |      2.00     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|David Cairns              |                         |                    |              |               |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/07/02      |     50,000   |      2.50     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/08/02      |     38,000   |      2.50     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/09/02      |     68,320   |      2.57     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/10/02      |     25,000   |      2.51     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/11/02      |     19,900   |      2.51     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/18/02      |     40,000   |      2.61     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|Robert Cawthorn           |                         |                    |              |               |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/23/02      |     15,000   |      2.53     |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|Robert T. Vasan           |                         |                    |              |               |
|--------------------------|-------------------------|--------------------|--------------|---------------|
|                          |        Sale             |      01/22/02      |      6,200   |      2.68     |
|--------------------------|-------------------------|--------------------|--------------|---------------|

_____________________

* Except as otherwise indicated, all transactions were effectd by ordinary broker's transactions on the Nasdaq National Market.